META FINANCIAL GROUP, INC.® ANNOUNCES RESULTS FOR 2019 FISCAL THIRD QUARTER
- Revenue Rises 80% -
- Generates Net Income of $29.3 Million and Delivers Earnings Per Diluted Share of $0.75 -

Sioux Falls, S.D., July 30, 2019 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $29.3 million, or $0.75 per diluted share, for the three months ended June 30, 2019, compared to net income of $6.8 million, or $0.23 per diluted share, for the three months ended June 30, 2018. Total revenue for the fiscal 2019 third quarter was $110.8 million, compared to $61.6 million for the same quarter in fiscal 2018, representing an 80% increase.
“Our fiscal year 2019 third quarter results highlight our strong and consistent loan growth, as well as continued net interest income and margin expansion, primarily reflecting a more potent balance sheet,” said President and CEO Brad Hanson. “We continue to make progress on our key strategic initiatives, including a focus on leveraging our payments division to drive more favorable deposit growth, optimizing our interest-earning asset mix, and realizing operating efficiencies to generate sustained profit increases. Moreover, as we remain committed to maximizing shareholder value, we further enhanced our capital management activities by initiating share repurchases under our recent Board authorization.”
Highlights for the 2019 Fiscal Third Quarter Ended June 30, 2019

•	Total gross loans and leases at June 30, 2019 more than doubled to $3.63 billion, compared to June 30, 2018, and increased by $190.9 million, or 6%, when compared to March 31, 2019.

•	Average deposits from the payments division increased nearly 11% to $2.73 billion when compared to the same period in fiscal 2018.

•	Net interest income more than doubled to $67.0 million, compared to $28.4 million in the comparable quarter in fiscal 2018.

•
Net interest margin ("NIM") increased to 5.07% for the fiscal 2019 third quarter from 2.94% over the same period of the prior fiscal year, while the tax-equivalent net interest margin ("NIM, TE") increased to 5.15% from 3.23% over that same period in fiscal 2018.

•	Repurchased $43.0 million, or 1,574,734, shares at an average price of $27.31 during the fiscal 2019 third quarter.
Net Interest Income
Net interest income for the fiscal 2019 third quarter grew by $38.6 million, or 136%, to $67.0 million, compared to the same quarter in fiscal 2018. This increase was primarily due to growth in loan and lease balances as well as an increase in loan and lease yields. The growth in loan and lease balances, along with the higher corresponding loan and lease yields, were largely attributable to the Company's acquisition of Crestmark in the fourth quarter of fiscal 2018 (the "Crestmark acquisition").

During the third quarter of fiscal year 2019, loan and lease interest income grew by $50.7 million, when compared to the same quarter in fiscal 2018, offset in part by an increase in interest expense of $9.0 million. The quarterly average outstanding balance of loans and leases as a percentage of interest-earning assets for the quarter ended June 30, 2019 increased to 68%, from 40% for the quarter ended June 30, 2018, while the quarterly average balance of total investments as a percentage of interest-earning assets decreased to 31% from 58% over that same period. The Company’s average interest-earning assets for the fiscal 2019 third quarter grew by $1.4 billion, or 37%, to $5.30 billion from the comparable quarter in fiscal 2018. This was primarily due to growth in our average loan and lease portfolio of $2.04 billion, of which $1.88 billion was attributable to an increase in national lending loans and leases along with an increase of $159.9 million in community banking loans, partially offset by a reduction in total investment securities of $633.3 million.
NIM increased to 5.07% for the fiscal 2019 third quarter from 2.94% for the comparable quarter in fiscal 2018, while NIM, TE was 5.15% for the fiscal 2019 third quarter. The net effect of purchase accounting accretion contributed 25 basis points to NIM for the fiscal 2019 third quarter, which represented an increase of seven basis points from the fiscal 2019 second quarter.
The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased by 244 basis points to 6.26% for the fiscal 2019 third quarter compared to the 2018 third fiscal quarter. The growth was driven primarily by the Company's improved earning asset mix, which reflects higher balances for the national lending portfolio. The fiscal 2019 third quarter TEY on the securities portfolio was 3.09% compared to 3.11% for the same period of the prior fiscal year.
The Company's cost of funds for all deposits and borrowings averaged 1.14% during the fiscal 2019 third quarter, compared to 0.62% for the 2018 third fiscal quarter. This increase was primarily due to a rise in short-term interest rates affecting overnight borrowing rates, other wholesale funding, and the interest-bearing time deposits acquired by the Company in connection with the Crestmark acquisition. The Company's overall cost of deposits was 0.90% in the fiscal third quarter of 2019, compared to 0.29% in the same quarter of fiscal 2018. Excluding wholesale deposits, the Company's cost of deposits for the third quarter of fiscal 2019 would have been 0.11%.
Non-Interest Income
Fiscal 2019 third quarter non-interest income was $43.8 million, an increase of 32% over the same quarter of fiscal 2018, which was due in large part to increases in rental income, gain on sale of loans and leases, other income, and deposit fees. Partially offsetting the increase were decreases in card fee income and in total tax product fee income over that same period of the prior fiscal year. The increases in rental income and gain on sale of loans and leases were primarily attributable to the Crestmark acquisition. The card fee income decrease was related to the previously disclosed wind-down of two non-strategic partners and the transition of certain fees to deposit fees.
Non-Interest Expense
Non-interest expense increased to $72.5 million for the 2019 fiscal third quarter, compared to $49.1 million for the same quarter of fiscal 2018, primarily due to the addition of the Crestmark division, which was not present in the comparable quarter in the prior fiscal year. During the fiscal 2019 third quarter, compensation and benefits expense rose by $10.7 million from the same period of the prior fiscal year, primarily due to the addition of Crestmark division employees and new hires in the second half of fiscal 2018 in support of Meta's national lending and other business initiatives.
Income Tax Expense
The Company recorded an income tax benefit of $1.2 million, or an effective tax rate of (3.97%), for the fiscal 2019 third quarter, compared to an income tax expense of $0.5 million, or an effective tax rate of 6.55%, for the fiscal 2018 third quarter. The income tax benefit for the fiscal 2019 third quarter was primarily due to ratably recognized investment tax credits.
The Company originated $49.1 million in solar leases during the fiscal 2019 third quarter. Investment tax credits related to solar leases and future originations in fiscal 2019 will be recognized ratably based on income over the duration of the current fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.

Investments, Loans and Leases

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018

Total investments	$1,502,640	$1,649,754	$1,855,792	$2,019,968	$2,149,709

Loans held for sale
Consumer credit products	45,582	42,342	24,233	—	—
SBA/USDA(1)	17,257	17,403	9,327	15,606	—
Total loans held for sale	62,839	59,745	33,560	15,606	—

National Lending loans and leases
Asset based lending	615,309	572,210	554,072	477,917	—
Factoring	320,344	287,955	284,912	284,221	—
Lease financing	341,957	321,414	290,889	265,315	—
Insurance premium finance	358,772	307,875	330,712	337,877	303,603
SBA/USDA	99,791	77,481	67,893	59,374	—
Other commercial finance	99,677	98,956	89,402	85,145	11,418
Commercial finance(2)	1,835,850	1,665,891	1,617,880	1,509,849	315,021
Consumer credit products	155,539	139,617	96,144	80,605	26,583
Other consumer finance	164,727	170,824	182,510	189,756	194,344
Consumer finance	320,266	310,441	278,654	270,361	220,927
Tax services	24,410	84,824	76,575	1,073	14,281
Warehouse finance	250,003	186,697	176,134	65,000	—
Total National Lending loans and leases	2,430,529	2,247,853	2,149,243	1,846,283	550,229
Community Banking loans
Commercial real estate and operating	877,412	869,917	863,753	790,890	751,146
Consumer one-to-four family real estate and other	256,853	257,079	256,341	247,318	237,704
Agricultural real estate and operating	61,169	60,167	58,971	60,498	60,096
Total Community Banking loans	1,195,434	1,187,163	1,179,065	1,098,706	1,048,946
Total gross loans and leases	3,625,963	3,435,016	3,328,308	2,944,989	1,599,175
Allowance for loan and lease losses	(43,505)	(48,672)	(21,290)	(13,040)	(21,950)
Net deferred loan and lease origination fees (costs)	5,068	2,964	1,190	(250)	(1,881)
Total loans and leases, net of allowance	$3,587,526	$3,389,308	$3,308,208	$2,931,699	$1,575,344
(1) The June 30, 2019 balance included $0.7 million of an interest rate mark premium related to the acquired loans and leases from the Crestmark acquisition.
(2) The June 30, 2019 balance included $6.8 million and $3.2 million of credit and interest rate mark discounts, respectively, related to the acquired loans and leases from the Crestmark acquisition.
The Company continued to utilize sales of securities and cash flow from its amortizing securities portfolio to fund loan and lease growth. Investment securities totaled $1.50 billion at June 30, 2019, as compared to $2.15 billion at June 30, 2018.
Total gross loans and leases increased $2.03 billion, or 127%, to $3.63 billion at June 30, 2019, from $1.60 billion at June 30, 2018. This was primarily driven by loans and leases attributable to the acquired Crestmark commercial finance division, along with increases in warehouse finance and consumer credit product loans and growth of 18% in insurance premium finance loans and 14% in community banking loans.
At June 30, 2019, commercial finance loans, which comprised 51% of the Company's gross loan and lease portfolio, totaled $1.84 billion, reflecting growth of $170.0 million, or 10%, from March 31, 2019. Consumer credit product loans grew by $15.9 million, or 11%, and warehouse finance loans increased by $63.3 million, or 34%, at June 30, 2019 as compared to March 31, 2019. The warehouse finance loan increase was driven by the addition of a highly-secured, consumer receivable warehouse line of credit during the fiscal 2019 third quarter.

Asset Quality
The Company’s allowance for loan and lease losses was $43.5 million at June 30, 2019, compared to $22.0 million at June 30, 2018, driven primarily by increases in the allowance of $11.4 million in commercial finance, $5.2 million in tax services, $3.8 million in consumer lending, and $0.9 million in the community banking portfolio.

(Unaudited)	Three Months Ended			Nine Months Ended
Allowance for loan and lease loss activity	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
(Dollars in thousands)
Beginning balance	$48,672	$21,290	$27,078	$13,040	$7,534
Provision - tax services loans	914	22,473	1,189	24,883	20,335
Provision - all other loans and leases	8,198	10,845	4,126	26,646	4,391
Charge-offs - tax services loans	(9,627)	(1)	(10,507)	(9,670)	(10,507)
Charge-offs - all other loans and leases	(5,124)	(6,522)	(243)	(14,407)	(742)
Recoveries - tax services loans	36	84	1	212	423
Recoveries - all other loans and leases	436	503	306	2,801	516
Ending balance	$43,505	$48,672	$21,950	$43,505	$21,950
Provision for loan and lease losses was $9.1 million for the quarter ended June 30, 2019, compared to $5.3 million for the comparable period in the prior fiscal year. The increase in provision was primarily driven by loan and lease growth in the commercial finance portfolio and provision expense to maintain allowance levels. Net charge-offs were $14.3 million for the quarter ended June 30, 2019 compared to $10.4 million for the quarter ended June 30, 2018. The total net charge-offs for the quarter ended June 30, 2019 primarily consisted of seasonal net charge-offs of $9.6 million in the tax services loan portfolio, which represented a decrease of $0.9 million, or 9%, from the comparable quarter of the prior fiscal year. The overall increase in total net charge-offs from the comparable quarter of the prior fiscal year was primarily driven by activity in the commercial finance and other portfolios.
The Company's non-performing assets at June 30, 2019, were $51.0 million, representing 0.84% of total assets, compared to $40.9 million, or 0.68% of total assets at March 31, 2019 and $35.7 million, or 0.86% of total assets at June 30, 2018. The Company's non-performing loans and leases at June 30, 2019 were $20.8 million, representing 0.57% of total loans and leases, compared to $9.6 million, or 0.28% of total loans and leases, at March 31, 2019 and $5.7 million, or 0.36% of total loans and leases, at June 30, 2018.
Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2019 third quarter increased by $1.43 billion, or 45%, compared to the same period in fiscal 2018. Average wholesale deposits increased $1.07 billion, or 235%, primarily related to the Crestmark acquisition, and noninterest-bearing deposits grew by $244.5 million, or 10%, in each case, for the 2019 fiscal third quarter when compared to the same period in fiscal 2018.
The average balance of total deposits and interest-bearing liabilities was $5.14 billion for the three-month period ended June 30, 2019, compared to $3.70 billion for the same period in the prior fiscal year, representing an increase of 39%.
Total end-of-period deposits increased 36%, to $4.78 billion at June 30, 2019, compared to $3.52 billion at June 30, 2018. The increase in end-of-period deposits was primarily a result of increases in wholesale deposits, noninterest- bearing deposits, certificates of deposits and interest-bearing checking deposits.
Regulatory Capital
The Company and MetaBank remained above the federal regulatory minimum capital requirements at June 30, 2019 and continued to be classified as well-capitalized institutions. Regulatory capital ratios of the Company and the Bank are stated in the table below.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the dates indicated	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Company
Tier 1 leverage capital ratio	8.05%	7.45%	7.90%	8.50%	8.29%
Common equity Tier 1 capital ratio	10.19%	10.94%	10.10%	10.56%	13.92%
Tier 1 capital ratio	10.55%	11.31%	10.47%	10.97%	14.35%
Total capital ratio	13.22%	14.20%	12.69%	13.18%	18.37%
MetaBank
Tier 1 leverage capital ratio	9.37%	8.42%	9.01%	9.75%	10.16%
Common equity Tier 1 capital ratio	12.22%	12.72%	11.87%	12.50%	17.57%
Tier 1 capital ratio	12.27%	12.76%	11.91%	12.56%	17.57%
Total capital ratio	13.26%	13.92%	12.41%	12.89%	18.50%
The following table provides certain non-GAAP financial measures used to compute certain of the ratios included in the table above for the periods presented, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in Thousands)
Total stockholders' equity	$822,901	$823,709	$770,728	$747,726	$443,913
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	302,850	302,768	299,037	299,456	94,781
LESS: Certain other intangible assets	53,249	56,456	61,317	64,716	46,098
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	13,858	7,381	4,720	—	—
LESS: Net unrealized losses on available-for-sale securities	2,329	(10,022)	(28,829)	(33,114)	(28,601)
LESS: Noncontrolling interest	3,508	3,528	3,267	3,574	—
LESS: Unrealized currency gains (losses)	—	(242)	(357)	3	—
Common Equity Tier 1 Capital (1)	447,107	463,840	431,573	413,091	331,635
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	10,310
Tier 1 minority interest not included in common equity tier 1 capital	2,119	2,064	1,796	2,118	—
Total Tier 1 Capital	462,887	479,565	447,030	428,870	341,945
Allowance for loan and lease losses	43,641	48,812	21,422	13,185	22,151
Subordinated debentures (net of issuance costs)	73,605	73,566	73,528	73,491	73,442
Total Capital	$580,133	$601,963	$541,980	$515,546	$437,538
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding AOCI, each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in Thousands)
Total Stockholders' Equity	$822,901	$823,709	$770,728	$747,726	$443,913
Less: Goodwill	307,941	307,464	303,270	303,270	98,723
Less: Intangible assets	56,153	60,506	66,366	70,719	46,098
Tangible common equity	458,807	455,739	401,092	373,737	299,092
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	2,308	(10,264)	(29,186)	(33,111)	(28,601)
Tangible common equity excluding AOCI	$456,499	$466,003	$430,278	$406,848	$327,693

Future Outlook
The Company expects fiscal 2019 earnings per common share ("EPS") on an adjusted basis to range between $2.66 to $2.81. The Company's estimates on an adjusted basis exclude the non-recurring $0.12 EPS effect, or $6.1 million, of pre-tax executive transition agreement costs incurred in the quarter ended March 31, 2019. The adjusted EPS guidance also excludes the $0.17 EPS effect, or $6.6 million, after-tax net charge to earnings related to the previously disclosed DC Solar matters in the quarter ended March 31, 2019. As a result, GAAP earnings per share for fiscal 2019 is expected to be in the range of $2.37 to $2.52 per share. The Company reaffirms the earnings outlook for fiscal year 2020 GAAP EPS to be in the range of $3.10 to $3.80.
Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. CDT (5:00 p.m. EDT) on Tuesday, July 30, 2019. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com.  Telephone participants may access the live conference call by dialing (844) 461-9934 beginning approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 3047728 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank or the Company's Payments divisions (which include Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services); credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; the expected growth opportunities, beneficial synergies and/or operating efficiencies from the Crestmark acquisition may not be fully realized or may take longer to realize than expected; customer losses and business disruption related to the Crestmark acquisition; unanticipated or unknown losses and liabilities may be incurred by the Company following the Crestmark acquisition; the costs, risks and effects on the Company of the ongoing federal investigation and bankruptcy proceedings involving DC Solar Solutions, Inc., DC Solar Distribution, Inc., and their affiliates, including the potential financial impact of those matters on the net book value of Company assets leased to DC Solar Distribution and the Company’s ability to recognize certain investment tax credits associated with such assets, and the results of the Company’s review of its due diligence processes with respect to the Company’s alternative energy assets; factors relating to the Company’s share repurchase program; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; risks relating to the recent U.S. government shutdown, including any adverse impact on our ability to originate or sell SBA/USDA loans and any delay by the Internal Revenue Service in processing taxpayer refunds, thereby increasing the cost to us of our refund advance loans; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Congress and the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or acceptance of usage of Meta’s strategic partners’ refund advance products; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures MetaBank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving MetaBank's divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a portion of which has been characterized as “brokered;” changes in consumer spending and saving habits; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2018, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data(1))

ASSETS	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Cash and cash equivalents	$100,732	$156,461	$164,169	99,977	$71,276
Investment securities available for sale, at fair value	961,897	1,081,663	1,340,870	1,484,160	1,349,642
Mortgage-backed securities available for sale, at fair value	395,201	413,493	354,186	364,065	575,999
Investment securities held to maturity, at cost	138,128	146,992	153,075	163,893	215,850
Mortgage-backed securities held to maturity, at cost	7,414	7,606	7,661	7,850	8,218
Loans held for sale	62,839	59,745	33,560	15,606	—
Loans and leases	3,631,031	3,437,980	3,329,498	2,944,739	1,597,294
Allowance for loan and lease losses	(43,505)	(48,672)	(21,290)	(13,040)	(21,950)
Federal Home Loan Bank Stock, at cost	17,236	7,436	15,600	23,400	7,446
Accrued interest receivable	19,722	20,281	22,076	22,016	17,825
Premises, furniture, and equipment, net	46,360	45,457	44,299	40,458	20,374
Rental equipment, net	184,732	140,087	146,815	107,290	—
Bank-owned life insurance	89,193	88,565	87,934	87,293	86,655
Foreclosed real estate and repossessed assets	29,514	29,548	31,548	31,638	29,922
Goodwill	307,941	307,464	303,270	303,270	98,723
Intangible assets	56,153	60,506	66,366	70,719	46,098
Prepaid assets	22,023	26,597	31,483	27,906	23,211
Deferred taxes	21,630	19,079	23,607	18,737	23,025
Other assets	52,831	49,754	48,038	35,090	19,551

Total assets	$6,101,072	$6,050,042	$6,182,765	5,835,067	$4,169,159

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Noninterest-bearing checking	$2,751,931	$3,034,428	$2,739,757	2,405,274	$2,637,987
Interest-bearing checking	157,802	183,492	128,662	111,587	103,065
Savings deposits	52,179	59,978	52,229	54,765	57,356
Money market deposits	68,604	56,563	54,559	51,995	45,115
Time certificates of deposit	116,698	154,401	170,629	276,180	57,151
Wholesale deposits	1,628,000	1,481,445	1,790,611	1,531,186	620,959
Total deposits	4,775,214	4,970,307	4,936,447	4,430,987	3,521,633
Short-term borrowings	146,613	11,583	231,293	425,759	27,290
Long-term borrowings	209,765	99,800	88,983	88,963	85,580
Accrued interest payable	12,350	9,239	11,280	7,794	3,705
Accrued expenses and other liabilities	134,229	135,404	144,034	133,838	87,038
Total liabilities	5,278,171	5,226,333	5,412,037	5,087,341	3,725,246

STOCKHOLDERS’ EQUITY
Preferred stock, 3,000,000 shares authorized, no shares issued or outstanding at June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, and June 30, 2018	—	—	—	—	—
Common stock, $.01 par value; 90,000,000 shares authorized, 37,878,694, 39,565,496, 39,494,919, 39,192,063, and 29,122,596 shares issued and 37,878,205, 39,450,938, 39,405,508, 39,167,280, and 29,101,605 shares outstanding at June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, and June 30, 2018	379	395	394	393	291
Common stock, Nonvoting, $.01 par value; 3,000,000 shares authorized, no shares issued or outstanding at June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, and June 30, 2018	—	—	—	—	—
Additional paid-in capital	578,715	576,406	572,156	565,811	267,610
Retained earnings	238,004	258,600	228,453	213,048	206,284
Accumulated other comprehensive (loss) income	2,308	(10,264)	(29,186)	(33,111)	(28,601)
Treasury stock, at cost, 489, 114,558, 89,411, 24,783, and 20,991 common shares at June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, and June 30, 2018	(13)	(4,956)	(4,356)	(1,989)	(1,671)
Total equity attributable to parent	819,393	820,181	767,461	744,152	443,913
Non-controlling interest	3,508	3,528	3,267	3,574	—
Total stockholders’ equity	822,901	823,709	770,728	747,726	443,913

Total liabilities and stockholders’ equity	$6,101,072	$6,050,042	$6,182,765	5,835,067	$4,169,159
(1) All share and per share data reported in this release for all periods presented has been adjusted to reflect the 3-for-1 forward stock split effected by the Company on October 4, 2018.

Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data(1))

	Three Months Ended			Nine Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest and dividend income:
Loans and leases, including fees	$69,732	$73,670	$19,056	$203,900	$53,344
Mortgage-backed securities	3,063	2,861	3,950	8,622	11,755
Other investments	8,837	11,763	11,098	32,380	33,234
	81,632	88,294	34,104	244,902	98,333
Interest expense:
Deposits	10,395	14,740	2,264	35,731	7,106
FHLB advances and other borrowings	4,269	2,204	3,429	10,581	9,215
	14,664	16,944	5,693	46,312	16,321

Net interest income	66,968	71,350	28,411	198,590	82,012

Provision for loan for lease losses	9,112	33,318	5,315	51,529	24,726

Net interest income after provision for loan and lease losses	57,856	38,032	23,096	147,061	57,286

Noninterest income:
Refund transfer product fees	6,697	31,601	7,358	38,559	41,353
Tax advance product fees	34	33,038	(46)	34,757	35,739
Card fees	19,537	23,052	22,807	61,939	74,910
Rental income	9,386	9,890	—	30,167	—
Loan and lease fees	1,012	925	1,111	3,185	3,445
Bank-owned life insurance	628	631	633	1,901	1,952
Deposit fees	2,335	2,093	1,134	6,365	2,964
Gain (loss) on sale of securities available-for-sale, net	440	231	(22)	649	(1,198)
Gain on sale of loans and leases	1,913	1,085	—	3,865	—
Gain (loss) on foreclosed real estate	—	(200)	—	(185)	(19)
Other income	1,808	2,679	250	5,363	766
Total noninterest income	43,790	105,025	33,225	186,565	159,912

Noninterest expense:
Compensation and benefits	35,176	49,164	24,439	117,350	78,951
Refund transfer product expense	287	7,181	1,694	7,478	11,665
Tax advance product expense	425	2,225	(19)	3,101	1,736
Card processing	4,613	6,971	7,068	18,670	20,798
Occupancy and equipment	7,136	7,212	4,720	20,806	14,087
Operating lease equipment depreciation	6,029	4,485	—	18,280	—
Legal and consulting	4,065	4,308	2,781	12,341	8,436
Marketing	368	585	416	1,493	1,637
Data processing	260	321	301	1,018	958
Intangible amortization	4,374	5,596	1,664	14,352	6,077
Impairment expense	—	9,660	—	9,660	—
Other expense	9,735	12,546	5,988	32,467	17,247
Total noninterest expense	72,468	110,254	49,053	257,016	161,592

Income before income tax expense	29,178	32,803	7,268	76,610	55,606

Income tax (benefit) expense	(1,158)	(395)	476	(3,244)	12,708

Net income before noncontrolling interest	30,336	33,198	6,792	79,854	42,898
Net income attributable to noncontrolling interest	1,045	1,078	—	3,045	—
Net income attributable to parent	$29,291	$32,120	$6,792	$76,809	$42,898

Earnings per common share
Basic	$0.75	$0.81	$0.23	$1.96	$1.48
Diluted	$0.75	$0.81	$0.23	$1.95	$1.47
Shares used in computing earnings per share
Basic	38,903,266	39,429,595	29,099,472	39,220,793	29,043,309
Diluted	38,977,690	39,496,832	29,218,980	39,289,011	29,159,985
(1) All share and per share data reported in this release for all periods presented has been adjusted to reflect the 3-for-1 forward stock split effected by the Company on October 4, 2018.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate reflects tax-equivalent adjustments. Non-accruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended June 30,	2019			2018
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(2)
Interest-earning assets:
Cash & fed funds sold	$80,100	$521	2.61%	$57,164	$388	2.72%
Mortgage-backed securities	421,725	3,063	2.91%	617,815	3,950	2.56%
Tax exempt investment securities	690,732	4,058	2.98%	1,373,444	8,635	3.34%
Asset-backed securities	307,581	2,701	3.52%	189,389	1,537	3.25%
Other investment securities	199,681	1,557	3.13%	72,381	538	2.98%
Total investments	1,619,719	11,379	3.09%	2,253,029	14,660	3.11%
Commercial finance loans and leases	1,775,905	44,332	10.01%	299,676	3,813	5.10%
Consumer finance loans	364,633	8,178	9.00%	208,937	3,717	7.13%
Tax services loans	45,142	—	—%	22,268	—	—%
Warehouse finance loans	223,546	3,491	6.26%	—	—	—%
National lending loans and leases	2,409,226	56,001	9.32%	530,881	7,530	5.69%
Community banking loans	1,189,912	13,731	4.63%	1,030,016	11,526	4.49%
Total loans and leases	3,599,138	69,732	7.77%	1,560,897	19,056	4.90%
Total interest-earning assets	$5,298,957	$81,632	6.26%	$3,871,090	$34,104	3.82%
Non-interest-earning assets	820,474			369,200
Total assets	$6,119,431			$4,240,290

Interest-bearing liabilities:
Interest-bearing checking	$137,950	$85	0.25%	$98,235	$54	0.22%
Savings	54,247	9	0.07%	59,546	10	0.07%
Money markets	58,782	107	0.73%	46,742	28	0.24%
Time deposits	128,165	633	1.98%	60,373	167	1.11%
Wholesale deposits	1,521,594	9,561	2.52%	453,885	2,005	1.77%
Total interest-bearing deposits	1,900,738	10,395	2.19%	718,781	2,264	1.26%
Overnight fed funds purchased	363,857	2,368	2.61%	402,088	2,041	2.04%
FHLB advances	54,341	324	2.39%	—	—	—%
Subordinated debentures	73,583	1,163	6.34%	73,430	1,102	6.02%
Other borrowings	40,653	414	4.08%	36,408	286	3.15%
Total borrowings	532,434	4,269	3.22%	511,926	3,429	2.69%
Total interest-bearing liabilities	2,433,172	14,664	2.42%	1,230,707	5,693	1.86%
Non-interest bearing deposits	2,710,288	—	—%	2,465,750	—	—%
Total deposits and interest-bearing liabilities	$5,143,460	$14,664	1.14%	$3,696,457	$5,693	0.62%
Other non-interest-bearing liabilities	149,207			98,973
Total liabilities	5,292,667			3,795,430
Shareholders' equity	826,764			444,860
Total liabilities and shareholders' equity	$6,119,431			$4,240,290
Net interest income and net interest rate spread including non-interest-bearing deposits		$66,968	5.12%		$28,411	3.21%

Net interest margin			5.07%			2.94%
Tax-equivalent effect			0.08%			0.29%
Net interest margin, tax-equivalent(3)			5.15%			3.23%
(1) Tax rate used to arrive at the TEY for the three months ended June 30, 2019 was 21%.
(2) Tax rate used to arrive at the TEY for the three months ended June 30, 2018 was 24.53%.
(3) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully-taxable-equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information
As of and for the three months ended:	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018

Equity to total assets	13.49%	13.61%	12.47%	12.81%	10.65%
Book value per common share outstanding	$21.72	$20.88	$19.56	$19.09	$15.25
Tangible book value per common share outstanding	$12.11	$11.55	$10.18	$9.54	$10.28
Tangible book value per common share outstanding excluding AOCI	$12.05	$11.81	$10.92	$10.39	$11.26
Common shares outstanding	37,878,205	39,450,938	39,405,508	39,167,280	29,101,605
Non-performing assets to total assets	0.84%	0.68%	0.73%	0.72%	0.86%
Non-performing loans and leases to total loans and leases	0.57%	0.28%	0.42%	0.35%	0.36%
Net interest margin	5.07%	5.06%	4.60%	4.05%	2.94%
Net interest margin, tax-equivalent	5.15%	5.18%	4.76%	4.27%	3.23%
Return on average assets	1.91%	1.89%	1.03%	0.65%	0.64%
Return on average equity	14.17%	16.18%	8.19%	5.34%	6.11%
Full-time equivalent employees	1,218	1,231	1,229	1,219	932

Select Quarterly Expenses
(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021

Amortization of Intangibles (1)	$4,374	$3,358	$2,675	$3,400	$2,632	$2,277	$2,008	$2,752	$2,008
Executive Officer Stock Compensation (2)	$927	$937	$679	$669	$669	$676	$485	$473	$478
(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.
(2) These amounts are based upon the long-term employment agreements signed in the first and second quarters of fiscal 2017 by the Company’s three highest paid executives at that time. This table makes no assumption for expenses related to any additional future agreements entered into, or to be entered into, after such quarters. The amounts in this table were not impacted by the Executive Separation Agreement entered into by the Company as of January 16, 2019 and filed with the Securities and Exchange Commission on January 17, 2019.

About Meta Financial Group®
Meta Financial Group, Inc. ® (Nasdaq: CASH) is the holding company for the financial services company MetaBank® (“Meta”). Founded in 1954, Meta has grown to operate in several different financial sectors: payments, commercial finance, tax services, community banking and consumer lending. Meta works with high-value niche industries, strategic-growth companies and technology adopters to grow their businesses and build more profitable customer relationships. Meta tailors solutions for bank and non-bank businesses, and provides a focused collaborative approach. The organization is helping to shape the evolving financial services landscape by directly investing in innovation and complementary businesses that strategically expand its suite of services. Meta has a national presence and over 1,200 employees, with corporate headquarters in Sioux Falls, S.D. For more information, visit the Meta Financial Group website or LinkedIn.

Investor Relations and Media Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605-362-2423
bkelley@metabank.com